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                                                                     EXHIBIT 21

                          SUBSIDIARIES OF REGISTRANT

                                            State of     Name Under Which
Subsidiary                               Incorporation   Business is Done
----------                               -------------   ----------------
Horizon Bank, National Association       Indiana         Horizon Bank

Horizon Trust & Investment Management,
  National Association
  (a subsidiary of Horizon Bank)         Indiana         Horizon Trust & Investment
                                                         Management

Horizon Insurance Services, Inc.         Indiana         Horizon
Insurance Services
 (a subsidiary of Horizon Bank)

HBC Insurance Company, Inc.              Arizona         HBC Insurance
Company

The Loan Store, Inc.                     Indiana         The Loan Store